Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

Third QUARTER 2021 FINANCIAL RESULTS

Base Dividend of $0.32 and Supplemental Dividend of $0.04 Declared for Third Quarter

Board of Directors Declared Special Dividend of $0.05 Per Share

EVANSTON, Ill., November 4, 2021 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Financial Highlights

•
Total investment income of $21.2 million
•
Net investment income of $5.1 million, or $0.21 per share
•
Adjusted net investment income of $9.8 million, or $0.40 per share(1)
•
Net increase in net assets resulting from operations of $28.4 million, or $1.16 per share
•
Invested $78.2 million in debt and equity securities, including two new portfolio companies
•
Received proceeds from repayments and realizations of $127.5 million
•
Paid supplemental dividend of $0.06 per share, special dividend of $0.04, and regular quarterly dividend of $0.32 per share on September 28, 2021
•
Net asset value (“NAV”) of $447.5 million, or $18.31 per share, as of September 30, 2021
•
Estimated spillover income (or taxable income in excess of distributions) as of September 30, 2021 of $22.2 million, or $0.91 per share

Management Commentary

“Our third quarter results reflect a continuation of a period of heightened M&A activity that began nearly a year ago. Once again, our portfolio performed well and NAV grew to $18.31 per share. Originations of $78.2 million were offset by $127.5 million of repayments which included $23.4 million in proceeds from monetizing equity investments,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “With two new investments totaling $27.0 million closing subsequent to quarter-end and a healthy pipeline of opportunities, we remain well positioned to judiciously build our portfolio of debt investments in lower middle market companies with resilient business models and positive long-term outlooks. Our focus, as always, is on managing the business for the long-term, adhering to our underwriting principles and generating attractive risk-adjusted returns while preserving capital.”

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Third Quarter 2021 Financial Results

The following table provides a summary of our operating results for the three months ended September 30, 2021, as compared to the same period in 2020 (dollars in thousands, except per share data):

	Three Months Ended September 30,

	2021	2020	$ Change	% Change
Interest income	$17,859	$18,765	$(906)	(4.8%)
Payment-in-kind interest income	1,260	1,249	11	0.9%
Dividend income	457	471	(14)	(3.0%)
Fee income	1,647	593	1,054	177.7%
Interest on idle funds	6	(1)	7	(700.0%)
Total investment income	$21,229	$21,077	$152	0.7%

Net investment income	$5,118	$6,902	$(1,784)	(25.8%)
Net investment income per share	$0.21	$0.28	$(0.07)	(25.0%)

Adjusted net investment income (1)	$9,782	$9,663	$119	1.2%
Adjusted net investment income per share (1)	$0.40	$0.40	$-	0.0%

Net increase (decrease) in net assets resulting from operations	$28,442	$20,707	$7,735	37.4%
Net increase (decrease) in net assets resulting from operations per share	$1.16	$0.85	$0.31	36.5%

The $0.1 million increase in total investment income for the three months ended September 30, 2021, as compared to the same period in 2020 was primarily attributable to (i) a $1.0 million increase in fee income resulting from an increase in origination and prepayment fees, partial offset by a decrease in amendment fees and (ii) a $0.9 million decrease in total interest income resulting from a decrease in average debt investment balances outstanding, partially offset by a higher weighted average yield on debt investment balances outstanding, during 2021 as compared to 2020.

For the three months ended September 30, 2021, total expenses, including the base management and income incentive fee waivers and income tax provision, were $16.1 million, an increase of $1.9 million, or 13.7% from the $14.2 million of total expenses, including the base management and income incentive fee waivers and income tax provision, for the three months ended September 30, 2020. The increase was primarily attributable to (i) a $1.9 million increase in capital gains incentive fee accrued, a (ii) a $0.2 million decrease in interest and financing expenses due to a decrease in average borrowings outstanding and the weighted average interest rate, and (iii) a $0.2 million increase in general and administrative expenses.

Net investment income decreased by $1.8 million, or (25.8%), to $5.1 million during the three months ended September 30, 2021 as compared to the same period in 2020, as a result of the $0.1 million increase in total investment income and the $1.9 million increase in total expenses, including base management and income incentive fee waivers and income tax provision. Adjusted net investment income(1), which excludes the capital gains incentive fee accrual, increased by $0.1 million, or 1.2%, to $9.8 million.

For the three months ended September 30, 2021, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $8.4 million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $1.3 million for the same period in 2020.

Portfolio and Investment Activities

As of September 30, 2021, the fair value of our investment portfolio totaled $719,124 and consisted of 70 active portfolio companies and six portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 113.9% of the related cost basis as of September 30, 2021. As of September 30, 2021, 28 portfolio company’s debt investments bore interest at a variable rate, which represented $317.2 million, or 55.9%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of September 30, 2021, our average active portfolio company investment at amortized cost was $9.0 million, which excludes investments in the six portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.3% as of September 30, 2021. The weighted average yield was computed using the effective interest rates for debt investments at cost as of September 30, 2021, including the accretion of OID and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing, if any.

Third quarter 2021 investment activity included the following new portfolio company investments:

•
Cardback Intermediate, LLC. (dba Chargeback Gurus), a leading provider of chargeback prevention and recovery services for eCommerce and Card Not Present businesses. Fidus invested $14.3 million in first lien debt and common and preferred equity.

•
PowerGrid Services Acquisition, LLC., a leading utility services business providing repair and maintenance services for distribution, transmission, and substation infrastructure. Fidus invested $10.5 million in second lien debt and common equity.

Liquidity and Capital Resources

As of September 30, 2021, we had $98.8 million in cash and cash equivalents and $60.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of September 30, 2021, we had SBA debentures outstanding of $95.0 million, $19.0 million outstanding of our 6.000% notes due 2024, $63.3 million outstanding of our 5.375% notes due 2024 (the “November 2024 Notes” and collectively with the February 2024 Notes, the “Public Notes”), and $125.0 million outstanding of our 4.750% notes due 2026 (the “2026 Notes” and collectively with the Public Notes the “Notes”). As of September 30, 2021, the weighted average interest rate on total debt outstanding was 4.2%.

Subsequent Events

On October 1, 2021, we invested $8.5 million in first lien debt, subordinated debt, and common equity of Auto CRM LLC (dba Dealer Holdings), a leading SaaS-based provider of customer communication software to the auto repair market.

On October 6, 2021, we invested $18.5 million in first lien debt, common equity, and warrants of Acendre Midco, Inc., a market leading provider of cloud-based talent management software solutions.

On October 8, 2021, we closed the public offering of $125.0 million in aggregate principal amount of our 3.50% notes due 2026, or the “November 2026 Notes.” The total net proceeds to us from the November 2026 Notes, based on a public offering price of 99.996% of par, after deducting underwriting discounts of $2.5 million and estimated offering expenses of approximately $0.4 million, were approximately $122.1 million.

The November 2026 Notes will mature on November 15, 2026 and bear interest at a rate of 3.50% per year. The November 2026 Notes are unsecured obligations and rank pari passu with our existing and future unsecured indebtedness; and structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, financing vehicles, or similar facilities we may form in the future, with respect to claims on the assets of any such subsidiaries, financing vehicles, or similar facilities. The November 2026 Notes may be redeemed in whole or in part at any time or from time to time at our option subject to a make whole provision if redeemed more than three months prior to maturity or at par thereafter. Interest on the November 2026 Notes is payable on May 15 and November 15 of each year, beginning May 15, 2022. We do not intend to list the November 2026 Notes on any securities exchange or automated dealer quotation system.

On October 26, 2021. we exited our debt investment in the Tranzonic Companies. The Company received payment in full of $7.1 million on our subordinated debt, which includes a prepayment fee.

On October 29, 2021, we committed $16.0 million in second lien debt in a leading marketing technology platform for digital customer acquisition across all consumer verticals, including financial services, home services, and insurance.

On November 2, 2021, we fully redeemed $19.0 million and $63.3 million of the issued and outstanding February 2024 and November 2024 Notes, respectively, resulting in a realized loss on extinguishment of debt of approximately $1.6 million.

Fourth Quarter 2021 Base Dividend of $0.32, Supplemental Dividend of $0.04, and Special Dividend of $0.05 Per Share Declared

On November 1, 2021, our board of directors declared a base dividend of $0.32 per share, a supplemental dividend of $0.04 per share, and a special dividend of $0.05 per share for the fourth quarter. The dividends will be payable on December 17, 2021, to stockholders of record as of December 3, 2021.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2021 taxable income, as well as the tax attributes for 2021 dividends, will be made after the close of the 2021 tax year. The final tax attributes for 2021 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Third Quarter 2021 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, November 5, 2021. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 5155759.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on November 5, 2021, until 11:59pm ET on November 12, 2021, and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 5155759. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies and the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	September 30,	December 31,
	2021	2020
ASSETS
Investments, at fair value:
Control investments (cost: $52,889 and $32,969, respectively)	$43,284	$28,253
Affiliate investments (cost: $33,021 and $31,836, respectively)	107,053	81,394
Non-control/non-affiliate investments (cost: $545,353 and $622,222, respectively)	568,787	633,222
Total investments, at fair value (cost: $631,263 and $687,027, respectively)	719,124	742,869
Cash and cash equivalents	98,812	124,308
Interest receivable	8,246	7,548
Prepaid expenses and other assets	1,584	1,015
Total assets	$827,766	$875,740
LIABILITIES
SBA debentures, net of deferred financing costs	$92,146	$144,004
Notes, net of deferred financing costs	203,142	300,294
Borrowings under Credit Facility, net of deferred financing costs	39,291	(1,048)
Secured Borrowings	17,746	-
Accrued interest and fees payable	2,202	3,500
Base management fee payable, net of base management fee waiver – due to affiliate	3,201	3,244
Income incentive fee payable, net of income incentive fee waiver – due to affiliate	2,425	2,610
Capital gains incentive fee payable – due to affiliate	19,669	11,031
Administration fee payable and other, net – due to affiliate	571	576
Taxes payable	(883)	275
Accounts payable and other liabilities	711	494
Total liabilities	$380,221	$464,980
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,437,400 and 24,437,400 shares
issued and outstanding at September 30, 2021 and December 31, 2020, respectively)	$24	$24
Additional paid-in capital	363,751	363,751
Total distributable earnings	83,770	46,985
Total net assets	447,545	410,760
Total liabilities and net assets	$827,766	$875,740
Net asset value per common share	$18.31	$16.81

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Investment Income:
Interest income
Control investments	$927	$467	$2,495	$1,348
Affiliate investments	537	849	2,096	2,663
Non-control/non-affiliate investments	16,395	17,449	50,197	51,060
Total interest income	17,859	18,765	54,788	55,071
Payment-in-kind interest income
Control investments	724	453	1,661	1,323
Affiliate investments	86	106	281	175
Non-control/non-affiliate investments	450	690	1,390	2,013
Total payment-in-kind interest income	1,260	1,249	3,332	3,511
Dividend income
Control investments	—	—	568	—
Affiliate investments	—	357	110	465
Non-control/non-affiliate investments	457	114	699	160
Total dividend income	457	471	1,377	625
Fee income
Control investments	—	—	400	—
Affiliate investments	102	22	370	88
Non-control/non-affiliate investments	1,545	571	6,071	2,189
Total fee income	1,647	593	6,841	2,277
Interest on idle funds	6	(1)	7	9
Total investment income	21,229	21,077	66,345	61,493
Expenses:
Interest and financing expenses	4,662	4,878	14,418	14,701
Base management fee	3,270	3,223	9,661	9,688
Incentive fee - income	2,425	2,374	7,644	6,342
Incentive fee (reversal) - capital gains	4,664	2,761	8,638	(6,380)
Administrative service expenses	438	412	1,281	1,242
Professional fees	347	301	982	1,508
Other general and administrative expenses	374	224	1,115	1,059
Total expenses before base management and income incentive fee waivers	16,180	14,173	43,739	28,160
Base management and income incentive fee waivers	(69)	—	(98)	(423)
Total expenses, net of base management and incentive fee waivers	16,111	14,173	43,641	27,737
Net investment income before income taxes	5,118	6,904	22,704	33,756
Income tax provision (benefit)	-	2	32	146
Net investment income	5,118	6,902	22,672	33,610
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	(990)	—	(33)	—
Affiliate investments	30	(65)	30	24,354
Non-control/non-affiliate investments	9,266	1,380	13,675	8,543
Total net realized gain (loss) on investments	8,306	1,315	13,672	32,897
Income tax (provision) benefit from realized gains on investments	143	—	143	(1,065)
Net change in unrealized appreciation (depreciation):
Control investments	1,096	607	(4,889)	(1,157)
Affiliate investments	8,106	7,158	24,474	(28,295)
Non-control/non-affiliate investments	6,133	4,899	12,434	(33,982)
Total net change in unrealized appreciation (depreciation) on investments	15,335	12,664	32,019	(63,434)
Net gain (loss) on investments	23,784	13,979	45,834	(31,602)
Realized losses on extinguishment of debt	(460)	(174)	(2,640)	(299)
Net increase (decrease) in net assets resulting from operations	$28,442	$20,707	$65,866	$1,709
Per common share data:
Net investment income per share-basic and diluted	$0.21	$0.28	$0.93	$1.37
Net increase in net assets resulting from operations per share — basic and diluted	$1.16	$0.85	$2.70	$0.07
Dividends declared per share	$0.42	$0.30	$1.19	$0.99
Weighted average number of shares outstanding — basic and diluted	24,437,400	24,437,400	24,437,400	24,444,120

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and nine months ended September 30, 2021 and 2020.

	($ in thousands)		($ in thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2021	2020	2021	2020
Net investment income	5,118	6,902	22,672	33,610
Capital gains incentive fee expense (reversal)	4,664	2,761	8,638	(6,380)
Adjusted net investment income (1)	9,782	9,663	31,310	27,230

	(Per share)		(Per share)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2021	2020	2021	2020
Net investment income	0.21	0.28	0.93	1.37
Capital gains incentive fee expense (reversal)	0.19	0.12	0.35	(0.26)
Adjusted net investment income (1)	0.40	0.40	1.28	1.11

(1)
Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com